Exhibit 99.1

American Campus Communities, Inc. Reports First Quarter 2007 Financial Results

AUSTIN, Texas--(BUSINESS WIRE)—April 30, 2007--American Campus Communities, Inc. (NYSE:ACC) today announced the following financial results for the quarter ended March 31, 2007.

Highlights

▪
Break-even quarterly FFOM (including a compensation charge of $9.6 million or $0.38 per fully diluted share related to the company’s 2004 Outperformance Bonus Plan). Excluding the compensation charge, quarterly FFOM was $9.5 million or $0.38 per fully diluted share compared to $7.0 million or $0.39 per fully diluted share in the prior year first quarter.

▪	Increased net operating income ("NOI") for same store owned off-campus properties by 3.5 percent over the first quarter 2006.

▪	Achieved same store occupancy for owned off-campus portfolio of 97.2 percent as of March 31, 2007.

▪	Acquired the Courtyard by Pyramid, a 752-bed off-campus student community in Huntington, West Virginia, serving students attending Marshall University, for a total purchase price of $25.6 million.

▪
Acquired the Edwards Portfolio, consisting of three properties with 1,887 beds, for a total purchase price of $102.0 million. The properties serve students attending University of Kentucky, University of Toledo, and Eastern Michigan University.

▪	The company was added to Standard & Poor’s REIT Composite Index after close of trading on February 26, 2007.

First Quarter 2007 Operating Results

Revenue for the 2007 first quarter totaled $35.0 million, up 30.8 percent from $26.7 million in the 2006 first quarter. Net loss for the 2007 first quarter totaled $4.7 million, or $0.20 per fully diluted share, compared with net income of $3.7 million, or $0.21 per fully diluted share, for the same quarter in 2006. The company’s net loss for the 2007 first quarter is due to a compensation charge of $9.6 million, or $0.38 per fully diluted share, related to the company’s 2004 Outperformance Bonus Plan. This charge was partially offset by additional net income generated from the company’s 2007 and 2006 acquisitions as well as a development property placed into service in 2006. FFO for the 2007 first quarter totaled $1.9 million, or $0.08 per fully diluted share, and FFOM for the 2007 first quarter was approximately break even. A reconciliation of FFO and FFOM to net income is shown on Table 3.

As previously mentioned, the company recognized a compensation charge during the quarter of 9.6 million, or $0.38 per fully diluted share, related to the 2004 Outperformance Bonus Plan. The plan was adopted at the consummation of the company’s IPO in August 2004 and contains performance hurdles that must be achieved by the third anniversary of the IPO in order for the awards granted under this plan to vest. If these hurdles are achieved at such time, awards to certain members of management and key employees equal to the value of 367,682 shares of the company’s common stock will vest.  As of March 31, 2007, management has determined the achievement of these performance measures is probable and, therefore, has recognized a prorated compensation charge for the three-year service period, which began on the company’s IPO date and ends in August 2007.  Additional compensation charges may be recorded in future quarters, to the extent management continues to believe the achievement of the performance measures is probable. Based on the company’s stock price as of March 31, 2007, management estimates the remaining compensation cost associated with this plan to be approximately $1.4 million.

Excluding this compensation charge, the company would have realized net income of $5.0 million, or $0.18 per fully diluted share, during the 2007 first quarter. Additionally, excluding this compensation charge, the company would have realized FFO for the 2007 first quarter of $11.6 million, or $0.46 per fully diluted share, compared with $8.9 million, or $0.49 per fully diluted share, for the first quarter 2006. FFOM for the first quarter 2007, excluding the compensation charge, would have been $9.5 million, or $0.38 per fully diluted share, compared with $7.0 million, or $0.39 per fully diluted share, for the first quarter 2006.

NOI for same store owned off-campus properties was $9.8 million in the quarter, up 3.5 percent from $9.5 million in the 2006 first quarter. NOI for the total owned off-campus property portfolio increased 46.3 percent to $15.6 million for the quarter from $10.7 million in the comparable period of 2006, primarily due to the impact of acquisitions completed during both periods and a development property placed into service during 2006.

“During the first quarter of 2007, we continued to set the stage for future value creation as we sustained strong leasing velocity for the upcoming 2007-2008 academic year with an anticipated rental rate increase of 3.9 percent for our total portfolio,” said Bill Bayless, CEO of American Campus. “Moreover, despite sizeable increases in noncontrollable expenses, such as real estate taxes and insurance, we continued to see solid same store NOI growth achieving a 3.5 percent increase over same quarter prior year.”

Portfolio Update

Leasing status for the same store owned off-campus portfolio is 95 percent applied for and 89 percent pre-leased for the 2007-2008 academic year as of April 27, 2007, compared to 90 percent applied for and 84 percent pre-leased for the same period in the prior year. The Royal properties acquired in 2006 are 86 percent applied for and 84 percent pre-leased for the upcoming academic year, compared to 75 percent applied for and 74 percent pre-leased for the same period in the prior year.

In January, the company acquired the Courtyard by Pyramid, a 752-bed off-campus student community in Huntington, West Virginia for $25.6 million. The property, built in 1999 with an additional phase completed in 2006, is located less than 0.3 miles from Marshall University and offers pedestrian access to campus. Renamed the Village on Sixth, the property is currently 30 percent pre-leased as of April 27, 2007.

In February, the company also acquired the Edwards Portfolio, which includes three student housing properties containing 1,887 beds, for a total purchase price of $102.0 million. The properties opened for occupancy in August 2005 and are located within 0.2 miles of their respective campuses, offering pedestrian access. The properties are:
▪	Newtown Crossing, University of Kentucky, Lexington, 858 beds
▪	Olde Towne University Square, University of Toledo, Ohio, 550 beds
▪	Peninsular Place, Eastern Michigan University, Ypsilanti, 479 beds

The properties are currently 73, 77, and 45 percent pre-leased, respectively, as of April 27, 2007. The transaction also includes the purchase of an additional phase with 84 beds currently under construction at Newtown Crossing for $4.6 million, with completion and closing expected in August 2007.

Construction at University Centre in Newark is 89 percent complete and occupancy is expected to occur in Fall 2007. The community is currently 31 percent applied for and 24 percent pre-leased as of April 27, 2007.

Construction has commenced on Chestnut Ridge, a 552-bed owned development in Amherst, NY that will serve students attending the University of Buffalo. The community is scheduled to open for occupancy in August 2008.

After consideration of possible changes in scope and design to the Hampton Roads Unaccompanied Housing project, the Navy has elected to move forward with the original plans involving construction of 2,368 new beds and the conveyance of an additional 1,313 existing beds.  The Congressional approval process is underway with final approval and closing expected by the end of the third quarter 2007.  ACC will commence third-party management of the 1,313 existing beds at Naval Station Norfolk, Virginia concurrent with closing.

Subsequent to quarter end, the company was selected by Concordia University in Austin, TX to develop a third-party on-campus project containing 400 beds.

Supplemental Information and Earnings Conference Call

Supplemental financial and operating information, as well as this release, are available in the investor relations section of the American Campus Communities website, www.americancampuscommunities.com. In addition, the company will host a conference call to discuss first quarter results and the 2007 outlook on Tuesday, May 1, 2007 at 11 a.m. EST (10:00 a.m. CST). To participate by telephone, call 866-700-0133 passcode 88337464 at least five minutes prior to the call.

To listen to the live broadcast, go to www.americancampuscommunities.com or www.earnings.com at least 15 minutes prior to the call so that required audio software can be downloaded. Informational slides in the form of the supplemental analyst package can be accessed via the Web site. A replay of the conference call will be available beginning two hours after the end of the call until May 8, 2007 by dialing 888-286-8010 or 617-801-6888 passcode 18487764. The replay also will be available for 30 days at www.americancampuscommunities.com and at www.earnings.com. The call will also be available as a podcast on http://www.REITcafe.com and on the company’s Web site shortly after the call.

Non-GAAP Financial Measures

As defined by NAREIT, FFO represents income (loss) before allocation to minority interests (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

As noted above, FFO excludes GAAP historical cost depreciation and amortization of real estate and related assets because these GAAP items assume that the value of real estate diminishes over time. However, unlike the ownership of our owned off-campus properties, the unique features of our ownership interest in our on-campus participating properties cause the value of these properties to diminish over time. For example, since the ground leases under which we operate the participating properties require the reinvestment from operations of specified amounts for capital expenditures and for the repayment of debt while our interest in these properties terminates upon the repayment of the debt, such capital expenditures do not increase the value of the property to us and mortgage debt amortization only increases the equity of the ground lessor. Accordingly, when considering our FFO, we believe it is also a meaningful measure of our performance to modify FFO to exclude the operations of our on-campus participating properties and to consider their impact on performance by including only that portion of our revenues from those properties that are reflective of our share of net cash flow and the management fees that we receive, both of which increase and decrease with the operating measure of the properties, a measure we refer to as FFOM.

The company defines property NOI as property revenues less direct property operating expenses, excluding depreciation, but including allocated corporate general and administrative expenses.

About American Campus Communities

American Campus Communities Inc. is one of the largest developers, owners and managers of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management, leasing and management of student housing properties. The company owns and manages a portfolio of 43 high-quality student housing communities containing approximately 26,900 beds. Including its owned properties, the company provides management and leasing services at a total of 56 properties, representing approximately 35,600 beds located on or near college and university campuses. Additional information is available at www.americancampuscommunities.com.

Forward-Looking Statements

This news release contains forward-looking statements, which express the current beliefs and expectations of management. Except for historical information, the matters discussed in this news release are forward-looking statements and can be identified by the use of the words "anticipate," "believe," "expect," "intend," "may," "might," "plan," "estimate," "project," "should," "will," "result" and similar expressions. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause our future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements.

Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including risks and uncertainties inherent in the national economy, the real estate industry in general, and in our specific markets; the effect of terrorism or the threat of terrorism; legislative or regulatory changes including changes to laws governing REITS; our dependence on key personnel whose continued service is not guaranteed; availability of qualified acquisition and development targets; availability of capital and financing; rising interest rates; rising insurance rates; impact of ad valorem and income taxation; changes in generally accepted accounting principals; and our continued ability to successfully lease and operate our properties. While we believe these forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be achieved. These forward-looking statements are made as of the date of this news release, and we undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Table 1
American Campus Communities, Inc. and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands)

	March 31, 2007	December 31, 2006
Assets	(unaudited)

Investments in real estate:
Owned properties, net	$836,470	$694,197
On-campus participating properties, net	75,693	76,688
Investments in real estate, net	912,163	770,885

Cash and cash equivalents	25,037	79,107
Restricted cash	10,219	11,260
Student contracts receivable, net	6,499	3,129
Other assets	22,247	20,000

Total assets	$976,165	$884,381

Liabilities and stockholders’ equity
Liabilities:
Secured debt	$528,133	$432,294
Accounts payable and accrued expenses	18,710	13,616
Other liabilities	31,869	29,436
Total liabilities	578,712	475,346

Minority interests	37,710	39,561

Stockholders’ equity:
Common stock	231	229
Additional paid-in capital	385,942	382,367
Accumulated earnings and dividends	(26,009)	(13,533)
Accumulated other comprehensive (loss) income	(421)	411
Total stockholders’ equity	359,743	369,474

Total liabilities and stockholders’ equity	$976,165	$884,381

Table 2
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	Three Months Ended March 31,
	2007	2006
Revenues:	(unaudited)
Owned off-campus properties	$27,145	$18,125
On-campus participating properties	6,337	5,982
Third-party development services	405	1,638
Third-party management services	722	662
Resident services	341	320
Total revenues	34,950	26,727

Operating expenses:
Owned off-campus properties	11,862	7,766
On-campus participating properties	2,026	1,950
Third-party development and management services	1,294	1,638
General and administrative	11,328 (1)	1,587
Depreciation and amortization	6,970	5,018
Ground/facility leases	295	192
Total operating expenses	33,775	18,151

Operating income	1,175	8,576

Non-operating income and (expenses):
Interest income	707	185
Interest expense	(6,460)	(5,336)
Amortization of deferred financing costs	(298)	(355)
Total non-operating expenses	(6,051)	(5,506)

(Loss) income before income taxes, minority interests, and discontinued operations	(4,876)	3,070
Income tax provision	(60)	-
Minority interests	258	(128)
(Loss) income from continuing operations	(4,678)	2,942

Discontinued operations:
Income attributable to discontinued operations	-	722
Total discontinued operations	-	722

Net (loss) income	$(4,678)	$3,664

Net (loss) income per share - basic and diluted	$(0.20)	$0.21

Weighted average common shares outstanding:
Basic	22,942,737	17,209,779
Diluted	25,394,550	18,176,189

(1)	Includes a compensation charge of $9.6 million, or $0.38 per fully diluted share, in 2007 related to the company’s 2004 Outperformance Bonus Plan.

Table 3
American Campus Communities, Inc. and Subsidiaries
Calculation of FFO and FFOM
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended March 31,
	2007	2006	$ Change
Net (loss) income	$(4,678)	$3,664	$(8,342)
Minority interests	(258)	128	(386)
Real estate related depreciation and amortization	6,876	5,155	1,721
Funds from operations (“FFO”)	1,940	8,947	(7,007)

Elimination of operations from on-campus participating properties:
Net income from on-campus participating properties	(1,577)	(1,355)	(222)
Amortization of investment in on-campus participating properties	(1,061)	(1,032)	(29)
	(698)	6,560	(7,258)
Modifications to reflect operational performance of on-campus participating properties:
Our share of net cash flow (1)	295	192	103
Management fees	290	278	12
Impact of on-campus participating properties	585	470	115
Funds from Operations—modified for operational performance of on-campus participating properties (“FFOM”)	(113)	7,030	(7,143)
Compensation expense related to 2004 Outperformance Bonus Plan (2)	9,636	-	9,636
FFOM, excluding compensation expense related to 2004 Outperformance Bonus Plan (2)	$9,523	$7,030	$2,493
FFO per share - diluted	$0.08	$0.49
FFOM per share - diluted	$-	$0.39
FFOM per share, excluding compensation expense related to 2004 Outperformance Bonus Plan - diluted (2)	$0.38	$0.39
Weighted average common shares outstanding - diluted	25,394,550	18,176,189

(1)
50 percent of the properties' net cash available for distribution after payment of operating expenses, debt service (including repayment of principal) and capital expenditures. Represents amounts accrued for the interim periods.

(2)
Relates to a compensation charge recorded to reflect the company’s 2004 Outperformance Bonus Plan based on the value of 367,682 shares of the company’s common stock. On February 28, 2007, management provided guidance regarding the company’s financial outlook for the year ended December 31, 2007.  Compensation expense associated with the company’s 2004 Outperformance Bonus Plan was not included in such guidance. Accordingly, when considering the company’s FFOM for the reporting period, management believes it is useful to modify FFOM to exclude the compensation charge.  Management believes that this supplemental measure will allow securities analysts, investors and other interested parties to evaluate the company’s financial performance as compared to previously provided guidance.

CONTACT: American Campus Communities, Inc., Austin
Gina Cowart, 512-732-1000